CONTACTS:

       Yoram Bibring                            Claudia Gatlin
       Fundtech Ltd.                            CMG International
       Tel: 1-201-946-1100                      Tel: 1-212-830-9080
       Email: yoramb@fundtech.com               Email: cmginternational@msn.com



                   FUNDTECH ANNOUNCES SHARE REPURCHASE PROGRAM


Jersey City, NJ, November 7, 2001 - Fundtech Ltd. (NASDAQ:FNDT), a leading provider of global payments and cash management solutions, today announced that its Board of Directors has authorized the Company to petition the Tel Aviv District Court for statutory approval to use up to $7 million of the Company's funds to repurchase ordinary shares in the Company, but in no event may the Company repurchase more than 10% of its outstanding ordinary shares. The Company currently has approximately 14.3 million shares outstanding.

Upon receipt of statutory approval, the purchases may be made from time to time on the open market at the Board of Directors' discretion depending on share price and market conditions. Fundtech may use the repurchased shares for issuance upon exercise of employee stock options or other corporate purposes. No time limit was set for the completion of the repurchase program.

This press release is for informational purposes only and is not an offer to buy or the solicitation of any offer to sell any of the Company's ordinary shares.

About Fundtech

Fundtech (www.fundtech.com) is a leading provider of software solutions and services that facilitate e-payments and e-banking by enabling businesses through their banks to electronically manage cash, process payments and transfer funds. The Company's client-server and Internet software products and services automate the process of transferring funds among corporations, banks and clearance systems and enable businesses to manage global cash positions efficiently and in real-time. Its solutions have been sold to more than 700 financial institutions around the globe.


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Forward Looking Statements:

Statements included in this Release may contain forward-looking statements. Such forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may relate, but are not limited, to projections of revenues, income or loss, capital expenditures, plans for growth and future operations, competition and regulation as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. When used in this Release the words "estimates," "expects," "anticipates," "believes," "plans," "intends," and variations of such words and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. The factors that could cause actual results to differ materially from those discussed or identified from time to time in Fundtech's public filings includes general economic and market conditions, changes in regulations and taxes and changes in competition in pricing environment. Undue reliance should not be placed on these forward-looking statements, which are applicable only as of the date hereof. Fundtech undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this Release or to reflect the occurrence of unanticipated events.